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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Angeion Corporation / MN
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
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January 14, 2000



Dear:

As the newly appointed President and Chief Executive of Angeion Corporation, I would like to take this opportunity to introduce myself. Previously, I was the President and CEO of Medical Graphics Corporation (which Angeion acquired in December 1999). Prior to joining Medical Graphics in August of 1998, I had served as President and COO of CNS, Inc. I have also held executive and senior management positions in both small emerging companies and large corporations including ADC Telecommunications and 3M Company.

I have assumed leadership of the Company at a time in its history that is both difficult and exciting -- difficult due to the intricacy and complexity of the transactions in which the Company is currently involved, and exciting in that once these necessary moves are accomplished, we will be positioned to grow the Company from Medical Graphics' profitable base business operations.

I am writing to you personally to offer you my assistance in making a voting decision on your Angeion shares. The proxy materials for the Annual Meeting of Shareholders that has been adjourned to January 19, 2000 are necessarily complicated. However, resolutions 2 and 3 are particularly important matters since they offer the opportunity to reduce the number of shares outstanding and to add approximately $9 million in cash to the Company. As discussed in the proxy materials, the transactions authorized by these resolutions will effectively increase your ownership percentage and increase the book value of the Company at the time these transactions are closed.

I am concerned that as of January 13th, we have not received your vote. Perhaps you may have questions that I might answer. I will therefore be trying to reach you by phone over the next few days to discuss your vote. In the interim, please feel free to contact me if you wish at 1-800-950-5597. Please tell the receptionist that you are a shareholder responding to my letter.

You will shortly be receiving another mailgram with instructions enabling you to vote by phone. Please help us avoid the considerable expense of further solicitations and mailings by voting your shares at your earliest convenience.

Thank you for your cooperation and continued support.

Sincerely,

/s/ Richard E. Jahnke

Richard E. Jahnke
President and CEO
Angeion Corporation